Date: Thu, 13 Apr 2000 18:57:41 +0100
From: Flemming Stanley <Fl.Stanley@stantech.co.uk>
To: tm@well.com
Subject: The hard way

I spoke with Daniel Baker today. I understand that you have not yet told the outcome of your discussions to your 'enthusiastic' shareholders.

It should not be a surprise, that I know the management of Autologic very well!

You have no chance of improving your distribution. Your nes business concept is easily detected. No chance, I promise you.

The last trading (1:20PM) is 0.437500 - if you should have missed it. It will come further down and to be honest I am not unhappy with the situation.

Whatever you do, the market will be informed. And as you probably have experienced during the course of the last twelve months, the industry will be properly informed should your ambitions surface too much.

Apparently you have to learn the hard way. But in case you should have forgotten You will never get of of my grip.